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                                                                  EXHIBIT 10.4

June 12, 2000

COLLEGE TELEVISION NETWORK
32 E. 57TH STREET
NEW YORK, NY 10022

Attn: Ann Brown

The following agreement provides the terms of the contract between US Concepts, Inc., a New York corporation, (hereinafter referred to as "USC") and CTN Media Group, Inc., a Delaware corporation (hereinafter referred to as "CTN") for the Politically Incorrect On Campus (hereinafter referred to as "PIOC") College Television Network Promotion outlined below in Section I. The parties agree as follows:

I.   SCOPE OF ASSIGNMENT

USC will manage and execute for CTN, the "Politically Incorrect College Television Network Promotion" ("the Promotion"). The services provided by USC in order for USC to manage and execute the Promotion under this Agreement include, but are not limited to, general development and management, event implementation, personnel management, training, management/logistics, venue sell-in/coordination, client communication, budget management, shipping and fulfillment (the "Services"). The Promotion will take place for a duration of 2 months within the time frame of September 1, 2000 through October 31, 2000 consisting of a total of 10 events.

Each event will consist of a live production of Politically Incorrect starring Bill Maher, a high-profile comedian and three (3) other participants to be selected based on approvals of CTN and PIOC.

USC will execute the Promotion in accordance with the terms and provisions of this Agreement and Attachments A and B, which are annexed hereto and incorporated into the Agreement by reference and are made a part hereof. The term of this Agreement shall begin on February 24, 2000 and terminate upon completion of Services to be provided herein, but in no event shall such termination date be later than October 31, 2000.


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II.  SERVICES TO BE PROVIDED BY USC

USC shall produce, supervise, manage and implement all aspects of the Promotion as outlined within and shall report Promotion status and results to CTN on a timely basis as directed by CTN.

USC shall carry out its obligations in accordance with the Budget annexed hereto as Attachment A. Any deviation therefrom shall require CTN's prior written consent. USC shall be responsible for delivering all elements of the Services, as detailed in Section II. of this Agreement and as detailed in the Attachments and will use its best efforts to manage vendors, personnel and resources to deliver same for CTN.

1.  THE PROMOTION MARKETS

USC shall schedule, contract and execute events to take place at universities to be approved by both CTN and PIOC.

2.  THE EVENTS:

USC shall coordinate local market and on-site logistics with selected schools and shall execute contracts with each school so that each participating school shall provide:

     a)   Appropriate show venue with minimum of 1,500 seats - where available
     b)   All required production elements: sound, lights, green room, etc.
     c) Minimum of two (4) one-half page school newspaper ads and on-campus flyer distribution to promote the show
     d) Rights and approvals to display 100 posters in high traffic locations to promote the show
     e)   Post event reception (light refreshments) for 40 people - 20 school/20
          CTN
     f) Rights for CTN / PIOC / USC/ABC to tape each show and release to any rights for broadcast or sale

The events will be executed as follows:

o    Per the Budget outlined on Attachment A

o    Per the Agreement outlined on Attachment C

3.  BUDGET ESTIMATES

All asterisked (*) line items in Attachment A are estimates only. CTN will be billed at actual costs for asterisked (*) line items based on actual post promotion reconciliation.

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USC will make every effort to minimize expenditures
for asterisked (*) line items and shall notify CTN of the actual costs immediately upon determining such costs.

Billing for all non-asterisked (*) line items in Attachment A shall be for the amounts indicated on each line item unless otherwise agreed to in writing by both parties or as otherwise provided for in this Agreement.

4. MATERIALS

USC shall design and produce all program materials as detailed on Atachment A and approved by CTN and PIOC.

USC represents and warrants that (a) Materials, as detailed in Attachment A, shall be managed to ensure integrity, safekeeping and security; (b) it shall hold Materials in safekeeping until such time as they are distributed hereunder and that no Materials shall be sold or utilized or used for any purposes other than in connection with this Promotion as detailed herein; and (c) at the conclusion of the promotion, USC shall, at CTN's direction and expense, either return, dispose of, or ship as directed any remaining items.

III. SERVICES TO BE PROVIDED BY CTN:

CTN will provide the following services and materials relevant to the execution of this Promotion as outlined on Attachments A and C, as follows:

a) CTN shall be responsible for gaining necessary approvals from any and all CTN sponsors, its agencies, advertisers, parent companies, trademark owners, patent owners, talent and others that are necessary for production/scheduling of elements such as, but not limited to logos, trade/service marks, artwork, creative, programming and video footage and talent appearances

b) CTN is also responsible for any and all costs to provide these materials in a finished, ready format to be utilized by equipment/processes as approved by CTN

c)   USC shall notify CTN of its requirements regarding materials for approval

d) CTN shall be responsible for designing, registering, bonding and in all ways administering any sweepstakes or games of chance or skill that are included in the Promotion

e)   Providing advertisement space in the September issue of LINK magazine

IV.  COMPENSATION

In full consideration for the services to be provided herein, and all costs and expenses to be incurred herewith, CTN shall pay USC the amounts specified in "Attachment A" in accordance with the payment schedule described in "Attachment B" and the Budget Estimate terms agreed to herein (Section II). USC shall not be reimbursed for any

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additional costs or fees by CTN unless USC has received CTN's prior written approval or as otherwise provided for in this Agreement.

V.   CHANGES TO THE AGREEMENT

Any changes or alterations to this Agreement shall take effect only if agreed to in writing by both parties.

VI.  INDEMNIFICATION

The parties agree that each party is responsible for the acts and omissions of its respective personnel.

CTN and USC specifically agree not to solicit or hire any employees of the other party's organization without prior written approval from the other party during the term of this Agreement and for a period of 18 months from the termination date of this Agreement.

USC shall indemnify CTN and its respective parents, subsidiaries and affiliates, and their officers, directors, employees and permitted assignees from and against any claim, cost, loss, damage, expense or liability, including without limitation reasonable attorney's fees, disbursements and court costs, arising out of or relating to any infringement of any trademark, copyright or other proprietary interest arising from the use of artwork, writing, or other creative materials produced by USC hereunder to the extent that such infringement is known by USC or with exercise of reasonable care should have been known, or relating to a breach by USC of any of its representations, warranties, covenants, and agreements set forth in this Agreement.

CTN agrees to indemnify, defend, and hold harmless USC, PIOC, and ABC its parents, subsidiaries and affiliates, and their officers, directors and employees from and against any claims asserted by a third party against USC arising out of or in connection with any matter related to materials, equipment, vehicles, and/or artwork that CTN supplies to USC, if used by USC in accordance with CTN instructions.

Each party shall provide written notice to the indemnifying party of any claim for which that party has indemnification obligations under this Section VI, promptly upon receipt of notice thereof. The indemnifying party shall have the sole authority to conduct the defense of settlement or compromise of such claim or any action or proceeding based upon such claim; provided that each party shall notify the other of the status, including settlement or compromise, of any such claim, action or proceeding relating to this Agreement.


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VII. INSURANCE

USC shall provide a Certificate of General Liability Insurance, of at least Five Million Dollars ($5,000,000), per occurrence, per event, naming CTN as the additional insured on the liability insurance only. Such General Liability Insurance shall not be written on a "claims made" form.

USC shall also procure and maintain Worker's Compensation Insurance in accordance with relevant state statutory limits, Employer's Liability Insurance with a limit of not less than $100,000 per occurrence, and Automobile Liability Insurance covering all owned, hired and non-owned automobile equipment with limits of not less than $1,000,000 bodily injury and property damage, combined with Single limit. The Automobile Liability Insurance provides $1,000,000 base coverage which is supplemented for claims over $1,000,000 by the General Liability Insurance.

The Indemnification and Insurance paragraphs shall survive the termination of this Agreement.

VIII. TRADEMARKS

CTN, hereby grants USC permission to use the CTN brand names, trademarks and logo types ("the Marks") solely to fulfill its obligations under this Agreement. All such use shall be subject to CTN prior review and written approval. USC acknowledges that (i) "the Marks" are and shall remain the sole and exclusive property of CTN; (ii) that this Agreement does not confer upon USC any right or interest whatsoever in "the Marks" except as specifically provided herein; and,
(iii) USC shall not now or in the future contest the validity of "the Marks".

IX.  TERMINATION

Notwithstanding Section I Paragraph 2 herein, this Agreement may be terminated by written notice to USC for convenience, or if CTN alleges that USC is in breach of any provision of the Agreement. Within ten (10) days after the expiration or termination of this Agreement (whichever occurs first), USC shall deliver to CTN all undistributed Materials in its possession (at CTN's expense).


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Within 45 business days from termination of this Agreement, USC shall provide to
CTN a full accounting of all monies expended during the program, including a full accounting of the number of event days, and shall immediately refund all sums to CTN which were advanced but not expended minus the Termination Liability as defined herein in accordance with Attachment A. Upon termination of this Agreement, USC shall immediately cease to use "the Marks".

TERMINATION LIABILITY
In the case of early termination, for convenience but not for breach by USC, CTN shall owe a Termination Liability to USC to be calculated as follows: (a) If written notification of termination is received by USC prior to April 1, 2000, 50% of the USC Administration Fee as detailed in Attachment A will be the agreed to fee amount; (b) If written notification of termination is received by USC on or after April 1, 2000 but prior to June 1, 2000, 75% of the USC Administration Fee detailed in Attachment A will be the agreed to fee amount; (c) If written notification of termination is received by USC on or after June 1, 2000, 100% of the USC Administration Fee detailed in Attachment A will be the agreed to fee amount.

In the case of termination due to alleged breach of Agreement, USC's Administration Fee, as detailed in Attachment A, will be paid pro-rata up to the date written notice of termination is received by USC provided, however that CTN and USC shall have all of its remedies, in law and in equity.

X.   CONFIDENTIALITY

USC acknowledges that all information about CTN and their respective parents, subsidiaries and affiliates, and their officers, directors and employees, its business, pricing and marketing strategy, advertising, network, rate and pricing databases, hardware and software systems, operation and customers that USC and/or its employees, agents and/or subcontractors learn in any way and from any source as a result of this Promotion or this Agreement are CTN trade secrets and are confidential and proprietary information of CTN. USC shall receive such trade secrets and/or confidential or proprietary information in confidence, shall hold the same in trust, shall not disclose or furnish the same to any third party without CTN's prior written consent, and shall not use the same for any purpose other than the performance of its obligations under this Agreement or otherwise in direct connection with the operation of this Agreement. USC agrees to use its best efforts and take all lawful measures to ensure its employees, agents, subcontractors and other representatives fully comply with the terms of this paragraph, and USC agrees to be responsible for any breaches of this Confidentiality provision of this Agreement by its employees, agents, subcontractors and other representatives.

Upon the termination or expiration of this Agreement, USC shall return or, at the discretion of CTN, destroy all CTN or trade secrets and/or confidential and proprietary material in USC's care, custody or control. Notwithstanding the foregoing, this paragraph shall not apply to information that is or becomes publicly available through no fault of USC, was already in the possession of USC at the time of disclosure by CTN, is independently developed by USC, or is legitimately and lawfully obtained by USC from third parties not under obligations or confidentiality to CTN.

The Confidentiality obligations hereunder shall survive the termination or expiration of this Agreement.

XI.  WARRANTY

USC represents and warrants that it has the full right, power and authority to enter in this Agreement and to perform its obligations described herein. USC further warrants that it has the expertise in the development and implementation of consumer promotions, and that the services it is required to perform will be performed in strict compliance with all federal, state and local laws and regulations.

USC warrants that Services to be provided hereunder will be performed in a professional and workmanlike manner in accordance with the highest applicable professional standards.

USC warrants that it shall, operate and maintain properly all equipment and other items utilized to perform the Services contemplated in this Agreement together with:

          1. All necessary spare parts, tools, and equipment for proper equipment operation and maintenance; and

          2. Sufficient licensed and skilled personnel, who shall be employees, agents, or third party suppliers to USC, to perform required maintenance and operation of the equipment.

This section shall survive the expiration or termination of this Agreement.


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XII. OWNERSHIP OF WORK

All material developed by USC for use by USC and/or CTN and/or PIOC pursuant to this Agreement shall be deemed "work made for hire" under U.S. copyright law. In the event any Materials shall not qualify as "work made for hire" within the meaning of the Copyright Act, USC agrees to assign and hereby does irrevocably assign its copyrights related to these Materials to CTN in perpetuity, and shall, without additional charge to CTN and at CTN's request, give CTN such information and execute any documents required to vest all such copyrights in CTN. CTN shall have sole ownership and exclusive use of all Materials developed by USC for USC's and/or CTN's use pursuant to this Agreement.

CTN and its assigns shall have the full, sole and continuing right (without any payments or liabilities to any person) to use, publish, perform, reproduce, and distribute throughout the world any or all portions of the Materials, either as a complete unit or in segments, in any way CTN sees fit, and for any purpose whatsoever.

XIII. STATUS

USC's status hereunder is that of an independent contractor. USC has no authority to hire any person on behalf of CTN and neither USC's principals nor any other person engaged in performing services hereunder shall be employees of CTN. USC shall comply with all requirements of federal, state and local laws and regulations regarding an independent contractor and employer. No agency, partnership, joint venture or employment relationship shall be created or inferred by the existence or performance of this Agreement, and neither party shall have any authority to bind the other party in any respect whatsoever.

XIV.  EXCLUSIVITY

This Agreement and the assignment provided for herein shall in no way be deemed exclusive to USC. CTN retains the right to work with any third parties on this subject matter both during and after the termination of the term of the Agreement.

No commitment is made either directly or by implication regarding new or additional assignments from CTN following the completion of the term of this Agreement.


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XV.  NON-DISCRIMINATION

This Agreement shall be implemented in strict compliance with all Federal and State laws regarding discrimination in employment. Specifically, the parties agree that they will not discriminate by reason of race, color, creed, national origin, age or sex.

XVI. COMPLETE AGREEMENT

This Agreement sets forth the entire Agreement between the parties concerning the promotions, superseding all prior verbal or written communications with respect to the terms hereof and may not be altered, modified or changed in any way by either party without the prior written consent of the other. This Agreement may not be assigned by either party, by operation of the law, or otherwise.

XVII. GOVERNING LAW

This Agreement shall be deemed to have been made in the State of New York governed by the laws of the State of New York, except for the provisions governing conflicts of law.


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XVIII. UNUSUAL CIRCUMSTANCES

If, for any reason not under the control of either party, including, without limitation, strikes, enforcement of government laws or regulations, unusual weather conditions, fire or similar unforeseen calamity, either party cannot perform its obligations pursuant to this Agreement, then, in such an event, the terms of this Agreement, and the duties and obligations of the parties thereunder, shall be suspended for such a time as may be reasonable under circumstances. All parties shall, in such an event, put best efforts forward to perform its obligations pursuant to this Agreement.

If the foregoing is in accordance with your understanding and is acceptable to you, please so indicate by signing all copies of the enclosed Agreement and returning two of them to USC.

AGREED AND ACCEPTED:

DATE: 6/12/00                          BY: /s/ MARTIN GRANT
     ----------------------                ---------------------------------
                                       CTN Media Group, Inc.

DATE: 6/12/00                          BY: /s/
     ----------------------                ---------------------------------
                                       US Concepts, Inc.
                                       16 West 22nd Street
                                       New York, New York 10010


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                                 ATTACHMENT "B"
                                PAYMENT SCHEDULE

Due on March 15, 2000                           $  75,000

Due on June 1, 2000                             $  75,000

Due on August 1, 2000                           $ 100,000

Due on September 1, 2000                        $ 100,000

Due on October 31, 2000                         $  34,750*

TOTAL PAYMENTS                                  $ 384,750*




*Final reconciliation will follow of all asterisked line items on Attachment A with incremental billing or refund to CTN